Exhibit 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

February 26, 2019

Relmada Therapeutics, Inc.

880 Third Avenue, 12th Floor

New York, New York 10022

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), by means of a registration statement on Form S-1 (as it may be amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of 28,895,389 shares (the “Registered Stock”) of common stock, par value $0.001 per share of the Company (the “Common Stock”), consisting of (i) 17,796,411 of Common Stock (the “Issued Stock”) issued by the Company to the selling stockholders (the “Selling Stockholders”) named in the Registration Statement, (ii) 4,703,302 shares of Common Stock (the “Notes Warrant Stock”) issuable upon exercise of the Notes Warrants (as hereinafter defined) held by the Selling Stockholders, (iii) 804,000 shares of Common Stock (the “Agent Warrants Stock”) issuable at an exercise price of $1.65 per share upon exercise of Agent Warrants (as hereinafter defined), (iv) 4,737,342 shares of Common Stock (the “2018 Purchaser Warrant Stock”) issuable at an exercise price of $1.50 per share upon exercise of the 2018 Purchaser Warrants (as hereinafter defined) and (v) 854,334 shares of Common Stock (the “2018 Placement Agent Warrant Stock, and together with the 2018 Purchaser Warrant Stock, the “2018 Warrant Stock”) issuable at an exercise price of $0.99 per share upon exercise of the 2018 Placement Agent Warrants (as hereinafter defined).

In connection with this opinion, we have examined and relied upon:

1.       The Registration Statement.

2.       The form of Convertible Note issued by the Company in 2017 (the “Convertible Notes”) to various purchasers of a portion of the Issued Stock.

3.       The form of the warrants issued in connection with the Convertible Notes having an exercise price of $1.50 per share (the “Notes Warrants”).

4.       The form of the warrants issued to the placement agent in connection with the issuance of the Convertible Notes and the Notes Warrants having an exercise price of $1.65 per share (the “Agent Warrants”).

5.       The form of the Subscription Agreement (the “Subscription Agreements”) between the Company and various purchasers of a portion of the Issued Stock.

6.       The form of the warrants (the “2018 Warrants”) issued to the purchasers under the Subscription Agreements having an exercise price of $1.50 per share.

7.       The form of the warrants (the “2018 Placement Agent Warrants”) issued to the placement agent in connection with the Subscription Agreements having an exercise price of $.99 per share.

8.       The Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect.

9.       Resolutions of the Board of Directors of the Company relating to the Registered Stock, as certified by an officer of the Company as of the date hereof.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete; and (iii) at the time the shares of Common Stock (other than the Issued Stock, as to which we make no such assumption) being registered under the Registration Statement are issued, there will be sufficient authorized but unissued Common Stock available to allow for such issuance.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.       Issuance of the Issued Stock was duly authorized by the Company and the Issued Stock has been validly issued and is fully paid and nonassessable.

2.       Issuance of the Notes Warrant Stock has been duly authorized by the Company and, when issued in accordance with the terms of the Notes Warrants, the Notes Warrant Stock will be validly issued, fully paid and nonassessable.

3.       Issuance of the Agent Warrant Stock has been duly authorized by the Company and, when issued in accordance with the terms of the Agent Warrants, the Agent Warrant Stock will be validly issued, fully paid and nonassessable.

4.       Issuance of the 2018 Warrant Stock has been duly authorized by the Company and, when issued in accordance with the terms of the 2018 Warrants, the 2018 Warrant Stock will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions. This Opinion Letter is intended solely for use in connection with the registration and offering of the Common Stock as described in the Registration Statement and resales of the Common Stock, and it may not be reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.